UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 25, 2018

ZOSANO PHARMA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36570	45-4488360
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

34790 Ardentech Court

Fremont, CA 94555

(Address of principal executive offices) (Zip Code)

(510) 745-1200

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On September 25, 2018, Zosano Pharma Corporation (the “Company”) entered into a Master Lease Agreement (including related schedules, the “Lease Agreement”) with Trinity Capital Fund III, L.P. (the “Lessor”).

Under the Lease Agreement, Lessor has agreed to provide the Company with access to an equipment lease line of credit in an aggregate principal amount of up to $14 million (the “Commitment”). The first advance, of a principal amount of $5 million, was funded on September 25, 2018, with monthly rent payments based on a monthly rate factor of 0.0320 for a term of thirty-six months. Additional advances, of a principal amount of up to $9 million, can be drawn down at the Company’s option at any time until March 30, 2020, or the earlier expiration pursuant to the terms of the Lease Agreement, with monthly rent payments based on a monthly rate factor of 0.0320, with upward adjustments indexed to the prime rate, customarily defined, for a term of thirty-six months.

At the end of the drawdown period, the Company has agreed to pay Lessor a non-utilization fee equal to 3% of the unused portion of the Commitment.

The Company has the option, at the end of each lease term, to (a) extend the lease term for an additional three months, with the option to purchase the equipment at 4% of equipment cost following the end of such extended term, (b) purchase the equipment at 12% of equipment cost or (c) return the equipment to Lessor and pay a restocking fee of 6% of equipment cost.

The restocking fee of 6% of equipment cost shall apply if the lease term is cancelled or terminated prior to the end of the lease term.

Under the terms of the Lease Agreement, at closing, the Company agreed to enter into a Security Agreement granting Lessor first priority liens and security interests in substantially all of the Company’s assets as collateral for the obligations thereunder. Upon delivery and acceptance of the equipment, Lessor’s security interest extends solely to the equipment and related assets.

The Lease Agreement also contains representations and warranties by the Company and indemnification provisions in favor of Lessor and customary covenants (including limitations on other liens, but no financial covenants), and events of default (including payment defaults, breaches of covenants following any applicable cure period, a material adverse change, and events relating to bankruptcy or insolvency).

In addition, pursuant to the Agreement, the Company issued the Lessor a warrant (the “Warrant”) to purchase an aggregate of 75,000 shares of the Company’s common stock, $0.0001 par value per share, at an exercise price of $3.5928 per share. The Warrant is immediately exercisable upon issuance, and excluding certain mergers or acquisitions, expires on the seven-year anniversary of the date of issuance.

The foregoing description of the material terms of the Lease Agreement and the Warrant does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the Lease Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2018, and the Warrant, which is filed as an exhibit to this Current Report on Form 8-K.

Item 1.02	Termination of a Material Definitive Agreement.

On September 25, 2018, the Company terminated the Loan and Security Agreement (the “Loan and Security Agreement”) dated as of June 3, 2014, between the Company and Hercules Technology Growth Capital, Inc. in connection with the entering into of the Lease Agreement. All amounts owed under the Loan and Security Agreement and related documents were paid in full and all security interests granted by the Company under the Loan and Security Agreement and related documents were released and terminated.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The offer and sale of the Warrant has not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Warrant was offered and sold to an accredited investor in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

4.1	Warrant to Purchase Stock, dated as of September 25, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOSANO PHARMA CORPORATION

Dated: September 26, 2018	By:	/s/ John Walker
		Name:	John Walker
		Title:	President and Chief Executive Officer